UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 26, 2009
NAVISITE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27597 (Commission File No.)	52-2137343 (IRS Employer Identification No.)

400 Minuteman Road
Andover, Massachusetts	01810
(Address of principal executive offices)	(Zip Code)
(978) 682-8300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Item 8.01 Other Events.
On June 26, 2009, NaviSite, Inc. (the “Company”) entered into a settlement agreement (the “settlement agreement”) with La Touraine, Inc. and certain of its affiliates (“LTI”) pursuant to which the Company and certain of its affiliates and LTI settled all pending litigation by and between the parties, resolved all claims by and between the parties and signed a full waiver and release of all claims by and between the parties.
As previously disclosed, on November 26, 2007, LTI commenced an arbitration against the Company with the American Arbitration Association alleging that Jupiter Hosting, Inc. (“Jupiter”), an entity the Company acquired in 2007, breached two agreements with LTI, and fraudulently induced both of those agreements. LTI contended that the Company was liable for Jupiter’s alleged misconduct, and sought rescission of those contracts and damages. LTI also claimed that the Company intentionally interfered with the operations of certain of its websites causing damages. The Company counterclaimed in the arbitration.
Under the settlement agreement, the Company paid $5 million to LTI and agreed to pay up to approximately $730,000, minus certain fees, that may be recovered from the existing escrow account between the former stockholders of Jupiter and the Company. The Company paid the settlement through a combination of cash on hand and amounts borrowed from its revolving line of credit.
The Company still maintains certain of its claims against the former stockholders of Jupiter and the Company intends to pursue all legal rights and remedies against the former stockholders of Jupiter; however, at this time, due to the inherent uncertainty of litigation, we are not able to predict the possible outcome of any lawsuit against the former stockholders of Jupiter.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NaviSite, Inc.
Date: June 30, 2009
	By:	/s/ James W. Pluntze
James W. Pluntze
Chief Financial Officer